Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
BioCardia, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-215968, 333-224368) on Form S-8 and the registration statement (No. 333-218124) on Form S-3 of BioCardia, Inc. of our report dated April 1, 2019, with respect to the consolidated balance sheets of BioCardia, Inc. as of December 31, 2018 and 2017, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, which report appears in the December 31, 2018 annual report on Form 10-K of BioCardia, Inc.

Our report dated April 1, 2019, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

(signed) KPMG LLP

San Francisco, California
April 1, 2019